Exhibit 10.3

UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.:	SE-08-013
)
)
)
BANKUNITED, FSB	)	Effective Date: September 19, 2008
Coral Gables, Florida	)
)
OTS Docket No. 08045)
)

ORDER TO CEASE AND DESIST

WHEREAS, BankUnited, FSB, Coral Gables, Florida, OTS Docket No. 08045 (Association), by and through its Board of Directors (Board) has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Southeast Region (Regional Director), is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

Capital.

1. On and after December 31, 2008, the Association shall meet and maintain minimum capital levels of Tier 1 Core Capital of seven percent (7%) and Total Risk Based Capital of fourteen percent (14%).

2. Effective immediately, the Board shall (a) review the Association’s capital levels at each regular monthly Board meeting; and (b) ensure that its Senior Executive Officers (Management)1 continually assesses the sufficiency of the Association’s capital levels relative to the Association’s (i) risk profile, (ii) classified asset levels, (iii) allowance for loan and lease losses (ALLL), (iv) payment option adjustable rate mortgage loan portfolio (POARM) performance, (v) earnings, and (vi) trends in items (c)(i) through (c)(v). The Board’s review of items (a) and (b) above at each regular monthly Board meeting shall be fully detailed in the Board meeting minutes. A copy of the Board meeting minutes, including any supporting reports, documents, or information reviewed by the Board will be provided to the Regional Director within thirty (30) days after the date of each monthly Board meeting.

Lending.

3. Effective immediately, the Association shall not: (a) originate any new loans that provide for or may result in negative amortization including, but not limited to, POARMs; and/or (b) engage in any reduced documentation lending practices, policies and procedures.

4. Within thirty (30) days, the Board shall prepare and submit to the Regional Director for review and comment a detailed written plan with specific timeframes and reporting requirements to reduce the level of POARM Loans (Loan Reduction Plan). The Board shall make any changes to the Loan Reduction Plan required by the Regional Director within thirty (30) days after receipt. Thereafter, the Board shall adopt and ensure that the revised Loan Reduction Plan is fully implemented and adhered to by the Association. Any modifications to the Loan Reduction Plan shall be submitted to the Regional Director for review and written non-objection at least thirty (30) days prior to implementation.

[1]	The term Senior Executive Officer is defined at 12 C.F.R. § 563.555.

5. The Board shall review the Association’s compliance with the revised Loan Reduction Plan on a quarterly basis, beginning with the quarter ending on December 31, 2008. The Board shall require Management to prepare and submit to the Board, a written report detailing the Association’s compliance with the revised Loan Reduction Plan and the status of all related loan modification activity. The Board’s quarterly review shall be fully detailed in the appropriate Board meeting minutes. A copy of the Board meeting minutes and any supporting documents, reports or other information reviewed by the Board shall be provided to the Regional Director within thirty (30) days after the date of the quarterly Board meeting.

Mortgage Loan Modification Documentation.

6. Within thirty (30) days, the Association shall review and revise all documents and forms being utilized by Association staff to modify POARMs, including the notes and borrower disclosures, to ensure that they are clear and consistent and enable borrowers whose loans have been or will be modified to understand when their loans will be recast (Revised Loan Modification Documentation). The Association shall determine whether new disclosures must be provided to existing borrowers. If the Association determines that new disclosures must be provided to existing borrowers, the Association shall provide such disclosures not later than December 31, 2008. Further, the Revised Loan Modification Documentation, following approval by the Board, shall thereafter be utilized by the Association when modifying POARMs.

Loan Analysis and Reporting.

7. Effective immediately, the Board shall ensure that the Association has, maintains and adheres to internal loan analysis and reporting policies and procedures that, at a minimum, (a) address the concerns and recommendations noted by the OTS in its January 31, 2008 Report of Examination (2008 Examination); (b) ensure that the Association appropriately measures the multiple layered risks in its loan portfolio; (c) ensure that the Association appropriately performs a portfolio migration analysis of its POARM portfolio by refreshing credit scores and collateral valuations (AVMs or applying home pricing index (HPI) adjustments); (d) ensure that POARM loan reports include a detailed assessment of recast projections; (e) ensure that interest only loans are reported separately and include payment shock and recast dates, portfolio characteristics and payment analysis; and (f) provide for monthly loan reports regarding (a) through (e) above to the Board (Monthly Loan Reports). The Board shall review the Monthly Loan Reports at the first regularly scheduled Board meeting following receipt of each Monthly Loan Report and address any identified concerns, deficiencies or weaknesses contained within the Monthly Loan Report. The Board’s review of each Monthly Loan Report shall be fully detailed in the Board meeting minutes. A copy of the minutes, along with the Monthly Loan Report, will be provided to the Regional Director within thirty (30) days after the date of each monthly Board meeting.

Allowance for Loan and Lease Losses.

8. Within thirty (30) days, the Board shall prepare and submit to the Regional Director for review and comment a detailed written plan to ensure that the Association maintains and adheres to ALLL policies, procedures, timeframes, and calculation inputs and criteria that provide for the timely establishment and maintenance of adequate and appropriate ALLL (ALLL Program). The ALLL Program shall, at a minimum: (a) address the concerns and recommendations noted in the 2008 Examination; and (b) fully comply with (i) Generally Accepted Accounting Principles (GAAP), (ii) OTS Chief Executive Officer Letter No. 250 (December 13, 2006), (iii) Section 261 of the OTS Examination Handbook, and (iv) all other applicable regulatory guidance regarding ALLL. The Board shall make any changes to the ALLL Program required by the Regional Director within thirty (30) days after receipt. Thereafter, the Board shall adopt and ensure that the revised ALLL Program is fully implemented and adhered to by the Association. Any modifications to the ALLL Program shall be submitted to the Regional Director for review and written non-objection at least thirty (30) days prior to implementation.

9. The Board shall review the adequacy of the Association’s ALLL at least once each calendar quarter, beginning with the quarter ending December 31, 2008. Any deficiency in the ALLL shall be remedied in the quarter in which it is identified, prior to the filing of the Association’s Thrift Financial Report (TFR). The Board’s review, including the factors considered and the conclusions reached in determining the adequacy of the Association’s ALLL shall be fully documented in the appropriate Board meeting minutes. A copy of the Board meeting minutes, including any reports, documents, or information reviewed by the Board will be provided to the Regional Director within thirty (30) days after the date of the quarterly Board meeting.

Real Estate Owned.

10. Within thirty (30) days, the Board shall ensure that for any real estate owned (REO) balances that include unpaid escrow amounts and corporate advances, the unpaid escrow amounts and corporate advances are expensed in accordance with the requirements of paragraphs 29 and 38 of Financial Accounting Statement (FAS) 15. Within forty-five (45) days, the Association shall provide the OTS with a written report detailing its compliance with this Paragraph.

Business Plan.

11. Within forty-five (45) days, the Board shall prepare and submit to the Regional Director for review and comment a comprehensive business plan covering the last three months of calendar year 2008, all of calendar years 2009 and 2010, and the first three quarters of 2011 (Business Plan). The Business Plan shall include a detailed description of the Association’s plans to improve earnings, preserve and enhance capital and franchise value, and strengthen liquidity. The Business Plan shall include quarterly financial projections and identify all relevant assumptions. The Board shall make any changes to the Business Plan required by the Regional Director within thirty (30) days after receipt. Thereafter, the Board shall adopt and ensure that the Association complies with the revised Business Plan. Any modifications to the revised Business Plan shall be submitted to the Regional Director for review and written non-objection at least thirty (30) days prior to implementation.

12. The Board shall require management to prepare and provide to the Board quarterly variance reports on the Association’s performance under the revised Business Plan concurrent with the filing of the regular periodic reports with the Securities and Exchange Commission by BankUnited Financial Corporation, Coral Gables, Florida, OTS Docket No. H-2451, on Form 10-K and Form 10-Q, beginning with the quarter ending on December 31, 2008. A copy of the quarterly variance reports, any supporting documents, reports or other information reviewed by the Board, and the Board meeting minutes shall be provided to the Regional Director within thirty (30) days after the date of the Board’s quarterly review.

Growth.

13. Effective immediately, the Association is subject to and shall comply with the requirements and provisions of OTS Regulatory Bulletin (RB) 3b. Without the prior written approval of the Regional Director, the Association shall not increase its total assets during any quarter, beginning with the quarter ending December 31, 2008, in excess of an amount equal to net interest credited on deposit liabilities during the quarter. The growth restrictions imposed by this Paragraph shall remain in effect until the OTS review and approval of the Association’s Business Plan under Paragraph 11 of this Order. Any growth in assets, including any growth proposed in the Business Plan, should consider:

a.	the source, volatility and use of the funds that support asset growth;

b.	any increase in credit risk or interest rate risk as a result of growth; and

c.	the effect of such growth on the Association’s capital.

Dividends.

14. Effective immediately, the Association shall pay no dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director. The Association’s written request for written approval should be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed dividend payment or distribution of capital.

Mortgage Insurance.

15. Effective immediately, the Board shall require Management to modify and enhance its written reports on unpaid mortgage insurance claims (MI Reports) to include assessments of the likelihood of collecting claims, curtailment, denial ratios, and overall exposure (i.e.; REO, active foreclosure, short sales, etc.). Management shall prepare and submit the MI Reports to the Board at each monthly Board meeting. The Board’s review of the MI Reports at each monthly Board meeting will be fully detailed in the Board meeting minutes.

Liquidity.

16. Within thirty (30) days, Management shall review the Association’s overall liquidity position and prepare a written report to the Board at the first regular Board meeting following the end of each calendar quarter, beginning with the quarter ending September 30, 2008 (Quarterly Liquidity Report). Management shall develop and implement new strategies and means for improving and strengthening the Association’s overall liquidity position. Management will review and monitor the Association’s credit availability and outstanding borrowings on a daily basis and implement alternative plans should collateral requirements increase and/or credit availability decrease. The Quarterly Liquidity Report provided to the Board shall include Management’s liquidity improvement strategies, the results of Management’s credit reviews and alternative credit plans. The Board’s review of the Quarterly Liquidity Report shall be fully detailed in the appropriate Board meeting minutes. A copy of the Board meeting minutes and the Quarterly Liquidity Report will be provided to the Regional Director within thirty (30) days after the date of the quarterly Board meeting.

Brokered Deposits.

17. Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b)(2) and shall not, without obtaining the prior written approval of the Federal Deposit Insurance Corporation (FDIC) pursuant to 12 C.F.R. § 337.6(c): (a) accept, renew, or roll over any brokered deposit, as that term is defined at 12 C.F.R. § 337.6(a)(2); or (b) act as a deposit broker, as that term is defined at 12 C.F.R. § 337.6(a)(5).

Management Changes.

18. Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 C.F.R. Part 563, Subpart H, 12 C.F.R. §§ 563.550 through 563.590.

Severance and Indemnification Payments.

19. Effective immediately, the Association shall not make any golden parachute payment2 or prohibited indemnification payment3 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

[2]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
[3]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

Employment Contracts and Compensation Arrangements.

20. Effective immediately, the Association shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the OTS with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the OTS shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement or arrangement submitted to the OTS fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A.

Board Compliance Committee.

21. Within thirty (30) days, the Board shall appoint a committee (Regulatory Compliance Committee) comprising three or more non-employee directors to monitor and coordinate the Association’s compliance with the provisions of this Order and the completion of all corrective action required in the 2008 Examination.

22. Within thirty (30) days after the end of each calendar quarter, beginning with the quarter ending December 31, 2008, the Regulatory Compliance Committee shall submit a written progress report to the Board detailing the actions taken to comply with each provision of this Order, the corrective actions required by the 2008 Examination, and the results of all such actions. The Board shall review the Regulatory Compliance Committee’s progress report and adopt a resolution (a) certifying that each director has reviewed the progress report; (b) detailing the Association’s compliance with the provisions of this Order and the corrective actions contained in the 2008 Examination; (c) identifying each instance of noncompliance; and (d) setting forth in detail additional corrective actions or steps adopted or required by the Board to address each instance of noncompliance.

23. Within forty-five (45) days after the end of each calendar quarter, the Board shall submit to the Regional Director: (a) a copy of the Regulatory Compliance Committee’s quarterly progress report required by Paragraph 22 of this Order, and (b) a copy of the Board resolution required by Paragraph 22 of this Order, including the Board meeting minutes. Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Order.

Effective Date, Incorporation of Stipulation.

24. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

25. This Order shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

26. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

27. The Regional Director may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

Submissions and Notices.

28. All submissions, including progress reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

29. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

a.	To the OTS:

John E. Ryan, Regional Director

Office of Thrift Supervision

1475 Peachtree St., NE

Atlanta, Georgia 30309; and

b.	To the Association:

Board of Directors

BankUnited, FSB

255 Alhambra Circle

Penthouse

Coral Gables, FL 33134-7411.

No Violations Authorized.

30. Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/ John E. Ryan
John E. Ryan
Southeast Regional Director

Date: See Effective Date on page 1

11